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                                                                    EXHIBIT 10.8


                              EMPLOYMENT AGREEMENT


         THIS AGREEMENT is made and entered into as of February 16, 2000, by and between INTERLAND, INC., a Georgia corporation (the "Company"), headquartered in Atlanta, Georgia, and DAVID N. GILL ("Executive"), an individual residing in Marietta, Georgia.


         WHEREAS, the Company desires to employ Executive and to establish certain terms and conditions of his employment by entering into an employment agreement with Executive as hereinafter provided;

         WHEREAS, Executive desires to accept such employment with the Company on the terms and conditions provided herein; and

         WHEREAS, in the course of his employment, Executive will gain knowledge of the business, affairs, finances, management, marketing programs and philosophy, suppliers, distributors, customers, clients and methods of operation of the Company and the Company would suffer irreparable harm if Executive were to use such knowledge, information and business acumen in competition with the Company or other than in the proper performance of his duties hereunder.

         THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereby agree as follows:


         1. Employment and Term. (a) Subject to the terms and conditions of this Agreement, the Company hereby employs Executive, and Executive hereby accepts employment, as Executive Vice President and Chief Financial Officer of the Company and shall have such responsibilities, duties and authority as may from time to time be assigned to Executive by the Chief Executive Officer and the Board of Directors. Executive hereby agrees that during the Term of this Agreement he will devote substantially all his working time, attention and energies to the diligent performance of his duties as Executive Vice President and Chief Financial Officer of the Company, provided that the Executive may also serve on boards of directors or trustees of other companies and organizations, as long as such service does not materially interfere with the performance of his duties hereunder; provided, further that for the period from his date of


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employment until March 13, 2000, Executive shall devote such time as is consistent with his duties as Chief Financial Officer in connection with the preparation of a Form S-1 Registration Statement for the Company but shall also be permitted to perform services for his other employer as needed. Nothing herein shall preclude the Board, in its sole discretion, from changing Executive's title and duties if the Board has concluded in its reasonable judgment that such change is in the Company's best interests, subject to the terms of Section 12(g) of this Agreement.

         (b) Unless earlier terminated as provided in Section 3, Executive's employment under this Agreement shall be for a term of 3 year(s), commencing on February 16, 2000 and ending on February 16, 2003. Executive's employment with the Company shall end with the termination of this Agreement unless the Company gives Executive written notice not less than thirty (30) days before the expiration of this Agreement that the Company desires to continue Executive's employment. If such notice is given, upon the expiration of this Agreement, Executive shall continue to be employed by the Company as an "at will" employee on the same basis as other Company employees who are "at will" and do not have employment agreements.

         (c) Executive warrants that Executive is not under any obligation, contractual or otherwise, limiting or affecting Executive's ability or right to perform freely services for Company.


         2. Compensation and Benefits. As compensation for his services during the Term of this Agreement, Executive shall be paid and receive the amounts and benefits set forth below:

         (a) An initial base salary ("Initial Base Salary") of $250,000.00, subject to withholding of all applicable taxes, expressed as an annual amount but payable in equal installments shall be paid to Executive. Executive's Initial Base Salary shall be reviewed for adjustments at such time as the Board conducts salary reviews for its executive management generally, but not less frequently than annually. Executive's salary shall be payable in accordance with the Company's regular payroll practices in effect from time to time for executive management of the Company.

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         (b) Executive shall participate in the Company's bonus incentive compensation program, as long as it is available to executive officers of the Company, and, based on Executive's performance, may be entitled to a bonus of up to 20% of Executive's Base Salary.

         (c) In connection with commencement of employment, the Company will grant to Executive options for 450,000 shares of Company Common Stock, as granted by the Board and under the terms and conditions set forth in a separate stock option agreement. Company will enter into an indemnification agreement with Executive on the same basis as such agreements are entered into with the Company's directors.

         (d) Executive shall be entitled to participate in the Company's stock option plan, at the discretion of the Board, and the amount and terms of any stock option grant shall be set forth in a separate agreement.

         (e) Executive shall participate in, or receive benefits under, any then current "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) or employee benefit arrangement made available by the Company to its executives generally, including plans (to the extent offered) providing 401(k) benefits, health care, life insurance, disability and similar benefits. Without limiting the foregoing, Executive shall be entitled to two (2) weeks of vacation per year, in accordance with the Company's vacation pay policy.


         3.  Benefits Upon Termination.

         (a) If Executive's employment is terminated either by the Company (other than for Cause) or by the Executive for Good Reason or if Executive becomes Disabled, Executive shall be entitled to the payments and benefits in
(b) and (c) below. If Executive dies prior to his termination of employment, his designated beneficiary or beneficiaries will be entitled to the payments in
(d) below. Payments and benefits under subsections (b) and (c) are subject to Executive's execution of a separation agreement acceptable to the Company which will include a complete release of any and all claims relating to his employment. If Executive's employment is terminated by the Company for Cause or by the Executive voluntarily (other than for Good Reason), this Agreement shall end as of the Termination Date of Executive's employment and Executive will be entitled to no further payments or benefits (except as otherwise required by

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law). The Term of this Agreement automatically ends as of the Termination Date.
The provisions of Sections 4-12 survive any termination of this Agreement or termination of employment, other than by reason of Executive's death.

         (b) Subject to and in accordance with the provisions of Section 3(a), Executive shall continue to receive Executive's Base Salary as then in effect (subject to withholding of all applicable taxes) for the period commencing as of the Termination Date and continuing until the later of (1) end of the Term of this Agreement set forth in Paragraph 1(b) or (2) one year. Payment shall be made in the same manner as it was being paid as of the Termination Date; provided that if Executive terminates employment for Good Reason due to a reduction in Executive's Base Salary, Executive's Base Salary shall be paid at the rate in effect immediately before such reduction for purposes of this subsection. During any period that he is paid hereunder, Executive shall be on call to consult with the Company with respect to the Company's Business at reasonable times and places and upon reasonable notice. Reasonable out of pocket business expenses incurred in connection with such consulting shall be reimbursed. Any amounts Executive has due and owing to the Company may offset any amounts paid under this Agreement.

         (c) If Executive properly elects COBRA coverage for group health benefits upon his Termination Date and timely pays the premiums charged, if any, under the Company's group health plan to active employees for the coverage elected, Company shall pay the balance of Executive's COBRA premium during the period payments are made under Section 3(b) above but not beyond the COBRA continuation period. Thereafter, Executive will be charged the normal COBRA premium for any remaining period of COBRA coverage. Group term life insurance benefits, if any, shall be continued at the same level and in the same manner as for active employees during the period payments are made under Section 3(b) above. Any additional coverages Executive had at termination, including dependent coverage, will also be continued for the period during which payments are made under Section 3(b) on the same terms as before termination and to the extent permitted by the applicable policies or contracts. Any costs Executive was paying for such coverages at the time of termination shall be paid by Executive through deduction from the amounts payable under Section 3(b) or, if such withholding cannot be done, by separate check payable to the Company each month in advance. If Executive

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qualifies (or would qualify) for the Company's long term disability plan, the effective date of long term disability plan coverage shall be treated as a Date of Termination for purposes of this Section 3.

         (d) If the Executive dies prior to termination of employment under
Section 3(a) above, his designated beneficiary or beneficiaries will be entitled to receive amounts (subject to applicable taxes) equal to Executive's Base Salary as in effect at the date of death for a period from the date of death to the later of (1) the end of the Term of this Agreement set forth in Paragraph 1(b) or (2) one year. Amounts shall be paid in installments in the same manner as the Executive was being paid as of his date of death. Members of Executive's family shall be entitled to continuation of benefits in accordance with Company policies.


         4. Confidential Information. During the term of employment and continuing subsequent to any termination or expiration of this Employment Agreement, Executive shall maintain Confidential Information as secret and confidential unless Executive is required to disclose Confidential Information pursuant to the terms of a valid and effective order issued by a court of competent jurisdiction or a governmental authority. Executive shall use Confidential Information solely for the purpose of carrying out those duties assigned him as an employee of Company and not for any other purpose. The disclosure of Confidential Information to Executive shall not be construed as granting to Executive any license under any copyright, trade secret or any right of ownership or right to use the information whatsoever. All physical items, including electronic media, containing Confidential Information, including, without limitation, any business plan, Company know-how, collection methods and procedures, advertising techniques, marketing plans and methods, sales techniques, documentation, contracts, reports, letters, notes, any computer media, client lists, and all other information and materials of Company's business and operations, shall remain the exclusive and confidential property of Company and shall be returned, along with any copies or notes of Executive made thereof or therefrom, to Company when Executive ceases his employment with Company.


         5. Non-Disparagement. Executive shall not at any time make false, misleading or disparaging statements, or statements that could reasonably be interpreted as such, about the Company, including its products, services, management, employees, and customers.

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         6.  Non-Solicitation of Customers. Executive hereby covenants and agrees that at no time during Executive's employment with Company and for a period of one year immediately following termination of Executive's employment with Company, whether voluntary or involuntary, shall Executive act in any way, directly or indirectly, with the purpose or effect of soliciting, diverting or taking away any strategic partner, business, customer, client or supplier of Company that Executive contacted, directly or indirectly, or that anyone directly or indirectly supervised by Executive contacted, directly or indirectly, during Executive's employment with Company.


         7. Non-Solicitation of Employees. Executive hereby covenants and agrees that at no time during Executive's employment with Company and for a period of one year immediately following termination of Executive's employment with Company, whether voluntary or involuntary, will Executive act in any way with the purpose or effect of soliciting, recruiting, or encouraging, directly or indirectly, any Person who is or was at any time during the one year period prior to the Termination Date to leave the employ of Company, its divisions or its subsidiaries.


         8. Limitations on Post-Termination Competition. Executive hereby covenants and agrees that at no time during Executive's employment with Company and for a period of one year immediately following termination of Executive's employment with Company, whether voluntary or involuntary, Executive shall not perform Services within the Territory for any Person providing or offering goods or services identical to or reasonably substitutable for Company's Business. Executive acknowledges that (i) this covenant has unique, substantial, and immeasurable value to Company, (ii) this covenant is reasonably limited in scope and geography to protect Company's legitimate business interests, including its property, confidential information and relationships, good will, economic advantage, and customer relationships; (iii) the agreements, covenants and undertakings of Executive set forth in this Agreement will not preclude Executive from becoming gainfully employed following termination of employment with Company; and (iv) the services Executive intends and is expected to provide are special and unique.

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         9.  Works. Executive acknowledges that Executive's work on and contributions to documents, programs, methodologies, protocols, and other expressions in any tangible medium (collectively, "Works") are within the scope of Executive's employment and part of Executive's duties, responsibilities or assignment. Executive's work on and contributions to the Works will be rendered and made by Executive for, at the instigation of, and under the overall direction of, Company, and all such work and contributions, together with the Works, are and at all times shall be regarded, as "work made for hire" as that term is used in the United States Copyright Laws. Without limiting this acknowledgment, Executive assigns, grants, and delivers exclusively to Company all rights, titles, and interests in and to any such Works, and all copies and versions, including all copyrights and renewals. Executive will execute and deliver to Company, its successors and assigns, any assignments and documents Company requests for the purpose of establishing, evidencing, and enforcing or defending its complete, exclusive, perpetual, and worldwide ownership of all rights, titles, and interests of every kind and nature, including all copyrights, in and to the Works, and Executive constitutes and appoints Company as its agent to execute and deliver any assignments or documents Executive fails or refuses to execute and deliver, this power and agency being coupled with an interest and being irrevocable.


         10. Inventions and Ideas. Executive shall disclose promptly to Company, and only to Company, any invention or idea of Executive (developed alone or with others) conceived or made during Executive's employment by Company or within six months of the Termination Date. Executive assigns to Company any such invention or idea in any way connected with Executive's employment or related to Company's business, research or development, or demonstrably anticipated research or development, and will cooperate with Company and sign all papers deemed necessary by Company to enable it to obtain, maintain, protect and defend patents covering such inventions and ideas and to confirm Company's exclusive ownership of all rights in such inventions, ideas and patents, and irrevocably appoints Company as its agent to execute and deliver any assignments or documents Executive fails or refuses to execute and deliver promptly, this power and agency being coupled with an interest and being irrevocable. This constitutes the Company's written notification that this assignment does not apply to an invention for which no

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equipment,supplies, facility or trade secret information of the Company was used and which was developed entirely on Executive's own time, unless (a) the invention relates (i) directly to the business of the Company, or (ii) to the Company's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Executive for the Company.


         11. Relief for Breach. Because any breach or threatened breach of Sections 4 through 10 of this Agreement by Executive would result in continuing material and irreparable harm to Company, and because it would be difficult or impossible to establish the full monetary value of such damage, Company shall be entitled to injunctive relief in the event of Executive's breach or threatened breach of this Agreement. Injunctive relief is in addition to any other available remedy, including termination of this Agreement and damages. In the event of any threatened breach by Executive, Company may suspend any payment due to Executive under Paragraph 3 and if Executive has breached this Agreement, any remaining amounts to be paid under Paragraph 3 shall be forfeited. In the event of any breach or threatened breach by either Executive or the Company which results in court-ordered relief, the breaching party shall reimburse the non-breaching party for its reasonable attorneys' fees and other expenses incurred to obtain such relief.


         12. Definitions. For purposes of this Agreement, the following definitions shall apply:

         (a) "Board" or "Board of Directors" - means the Board of Directors of the Company.

         (b) "Business" - means Company's business of hosting, designing and developing Web sites and supporting resellers of Web hosting services and hosts of large Web sites through co-location and dedicated server programs.

         (c) "Cause" - means the termination of Executive by the Company for one or more of the following reasons:

                  (1) If, in its good faith judgment, the Board determines that Executive has committed an act or acts which constitute a felony (other than traffic-related offenses);

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                  (2) If, in its good faith judgment, the Board determines that the Executive has violated laws or Company policies which result in material injury to the Company;

                  (3) If the Executive commits an act or acts of dishonesty or fraud resulting or intended to result directly or indirectly in significant gain or personal enrichment to the Executive at the expense of the Company or to the significant detriment of the Company;

                  (4) Upon the willful and continued failure by the Executive substantially to perform his duties with the Company (other than any such failure resulting from incapacity due to mental or physical illness constituting a Disability, as defined herein); or

                  (5) If, in its good faith judgment, the Board determines that the Executive has violated or threatened to violate the provisions of Paragraphs 4 to 10 above or any other material breach of this Agreement.

Executive shall not be deemed to have been involuntarily terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the Board, finding that, in the good faith opinion of the Board, Executive engaged or threatened to engage in conduct set forth above and specifying the particulars thereof in detail. For purposes of subsections (2),
(3), (4) and (5), the Board must also deliver to Executive a demand in writing for performance or cure, which demand specifically identifies the manner in which the Board believes that Executive's conduct falls within such subsection and details the Board's requirements for Executive to "cure" such conduct, if appropriate. Involuntary termination occurs when Executive fails to "cure" within the time period given by the Board and in accordance with the terms provided by the Board. For purposes of this Agreement, no act or failure to act by Executive shall be deemed to be "willful" unless done or omitted to be done by Executive not in good faith and without reasonable belief that Executive's action or omission was in the best interests of the Company.

         (d) "Confidential Information" - means information, without regard to form, relating to Company's customers, operation, finances, and business that derives economic value, actual or potential, from not being generally known to other Persons, including, but not limited to,

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technical or nontechnical data, formulas, patterns, compilations (including compilations of customer information), programs, models, concepts, designs (including without limitation, designs for Company's remote development and consulting center) devices, methods, techniques, processes, financial data or lists of actual or potential customers (including identifying information about customers), whether or not in writing. Confidential Information includes information disclosed to Company by third parties that Company is obligated to maintain as confidential. Confidential Information subject to this Agreement may include information that is not a trade secret under applicable law, but information not constituting a trade secret only shall be treated as Confidential Information under this Agreement for a three year period after the Termination Date.

         (e) "Customers" - means strategic partners or customers of Company's Business (1) that Executive contacted directly, or supervised directly or indirectly through others contacting on behalf of Company, during the one year period preceding the Termination Date; or (2) about whom Executive possessed Confidential Information during the one year period preceding the Termination Date.

         (f) "Disability" - means the meaning ascribed to such term or its variations, such as "Disabled", in the Company's long-term disability plan covering the Executive, or in the absence of such plan, a meaning consistent with Section 22(e)(3) of the Code.

         (g) "Good Reason" means that one or more of the following has occurred and, after giving the Company written notice of the occurrence and of Executive's intention to resign from employment and the Company not curing the event within 30 days of such written notice:

            (i) a material diminution of position, duties, responsibilities, authority or title or the assignment of duties materially inconsistent with Executive's position;

            (ii)  a reduction in Executive's Base Salary (annualized rate);

            (iii) relocation of Executive's work location outside the Territory;

            (iv)  a material breach of this Agreement by the Company; or

            (v) the failure of a successor to the Company to assume in writing this Agreement upon becoming a successor or assignee of the Company.

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         Notwithstanding the foregoing, Executive's written consent to the occurrence of any matter of Good Reason is a waiver of Executive's rights under this Agreement to terminate his employment for that Good Reason.

         (h) "Person" - means any individual, corporation, bank, partnership, joint venture, association, joint stock company, trust, unincorporated organization or other entity.

         (i) "Services" - means the services described on the Annex to this Agreement which is made a part hereof.

         (j) "Termination Date" - means the last day Executive is employed by or providing services for Company, whether the separation is voluntary or involuntary, with or without Cause, or with or without advance notice.

         (k) "Territory" - means the area within a 50 mile radius of the city limits of Atlanta, Georgia. Executive acknowledges that Executive will perform services on behalf of Company in the Territory.


         13. Change in Control Payments

         (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined (as hereafter provided) that any payment or distribution to or for the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or pursuant to or by reason of any other agreement, policy, plan, program or arrangement (including, without limitation, any employment agreement, stock plan or salary continuation agreement), or similar right (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provisions thereto), or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment or payments (a "Gross-Up Payment") from the Company. The total amount of the Gross-Up Payment shall be an amount such that, after payment by (or on behalf of) the Executive of any Excise Tax and all federal, state and other taxes (including any interest or penalties imposed with respect to such taxes) imposed upon the Gross-Up Payment, the remaining amount of the Gross-Up Payment is equal to the Excise Tax imposed upon the Payments but in no event shall the Gross-Up Payment, plus any amounts withheld for taxes on

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account of such payments, exceed one million dollars ($1,000,000). For purposes of clarity, the amount of the Gross-Up Payment shall be that amount necessary to pay the Excise Tax in full and all taxes assessed upon the Gross-Up Payment.

         (b) An initial determination as to whether a Gross-Up Payment is required pursuant to this Section 13 and the amount of such Gross-Up Payment shall be made by an accounting firm selected by the Company and reasonably acceptable to the Executive which is then designated as one of the five largest accounting firms in the United States (the "Accounting Firm"). The Accounting Firm shall provide its determination (the "Determination"), together with detailed supporting calculations and documentation to the Company and the Executive as promptly as practicable after such calculation is requested by the Company or by the Executive, and if the Accounting Firm determines that no Excise Tax is payable by the Executive with respect to a Payment or Payments, it shall furnish the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to any such Payment or Payments. Within fifteen (15) days of the delivery of the Determination to the Executive, the Executive shall have the right to dispute the Determination (the "Dispute"). The Gross-Up Payment, if any, as determined pursuant to this Section 13 shall be paid by the Company to the Executive within fifteen (15) days of the receipt of the Accounting Firm's Determination. The existence of the Dispute shall not in any way affect the right of the Executive to receive the Gross-Up Payment in accordance with the Determination. If there is no Dispute, the Determination shall be binding, final and conclusive upon the Company and the Executive subject to the application of subsection (c) below.

         (c) As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that a Gross-Up Payment (or a portion thereof) will be paid which should not have been paid (an "Excess Payment") or a Gross-Up Payment (or a portion thereof) which should have been paid will not have been paid (an "Underpayment"). An Underpayment shall be deemed to have occurred upon the earliest to occur of the following events: (1) upon notice (formal or informal) to the Executive from any governmental taxing authority that the tax liability of the Executive (whether in respect of the then current taxable year of the Executive or in respect of any prior taxable year of the Executive) may be increased by reason of the imposition of the Excise Tax on a Payment or Payments with respect to which the Company has

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failed to make a sufficient Gross-Up Payment, (2) upon a determination by a court, (3) by reason of a determination by the Company (which shall include the position taken by the Company, or its consolidated group, on its federal income tax return), or (4) upon the resolution to the satisfaction of the Executive of the Dispute. If any Underpayment occurs, the Executive shall promptly notify the Company and the Company shall pay to the Executive within fifteen (15) days of the date the Underpayment is deemed to have occurred under (1), (2), (3) or (4) above, but in no event less than five days prior to the date on which the applicable government taxing authority has requested payment, an additional Gross-Up Payment equal to the amount of the Underpayment plus any interest and penalties imposed on the Underpayment, provided that such additional Gross-Up Payment when added to any prior Gross-Up Payment does not exceed the $1 million cap in section (a).

         An Excess Payment shall be deemed to have occurred upon a "Final Determination" (as hereinafter defined) that the Excise Tax shall not be imposed upon a Payment or Payments (or portion of a Payment) with respect to which the Executive had previously received a Gross-Up Payment. A Final Determination shall be deemed to have occurred when the Executive has received from the applicable government taxing authority a refund of taxes or other reduction in his tax liability by reason of the Excess Payment and upon either (1) the date a determination is made by, or an agreement is entered into with, the applicable governmental taxable authority which finally and conclusively binds the Executive and such taxing authority, or in the event that a claim is brought before a court of competent jurisdiction, the date upon which a final determination has been made by such court and either all appeals have been taken and finally resolved or the time for all appeals has expired, or (2) the statute of limitations with respect to the Executive's applicable tax return has expired. If an Excess Payment is determined to have been made, the amount of the Excess Payment shall be treated as a loan by the Company to the Executive and the Executive shall pay to the Company within 15 days following demand (but not less than 30 days after the determination of such Excess Payment) the amount of the Excess Payment plus interest at an annual rate equal to the rate provided for in Section 1274(b)(2)(B) of the Code from the date the Gross-Up Payment (to which the Excess Payment relates) was paid to the Executive until the date of repayment to the Company.

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         (d) Notwithstanding anything contained in this Agreement to the contrary, in the event that, according to the Determination, an Excise Tax will be imposed on any Payment or Payments, the Company shall pay to the applicable government taxing authorities as Excise Tax withholding, the amount of any Excise Tax that the Company has actually withheld from the Payment or Payments; provided that the Company's payment of withheld Excise Tax shall not change the Company's obligation to pay the Gross-Up Payment required under this Section 13.

         (e) In addition to the provisions otherwise provided in this Section 13, to the extent permitted by law, Executive may in his sole discretion elect to reduce any payments he may be eligible to receive under this Agreement to prevent the imposition of excise taxes on Executive under Section 4999 of the Code.


         14. Contract Non-Assignable. The parties acknowledge that this Agreement has been entered into due to, among other things, the special skills of Executive, and agree that this Agreement may not be assigned or transferred by Executive, in whole or in part, without the prior written consent of the Company.


         15. Successors; Binding Agreement.

         (a) In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement, in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Company terminated the Executive's employment without Cause, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Termination Date.

         (b) This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees,

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devisees and legatees. If Executive shall die while any amount would still be payable to Executive hereunder (other than amounts which, by their terms, terminate upon the death of Executive) if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of Executive's estate.


         16. Other Agents. Nothing in this Agreement is to be interpreted as limiting the Company from employing other personnel on such terms and conditions as may be satisfactory to the Company.


         17. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or seven days after mailing if mailed, first class, certified mail, postage prepaid:


To the Company:   Interland, Inc.
                  101 Marietta Street, 2nd Fl.
                  Atlanta, GA 30303
                  Attention: President

With a copy to:   Kilpatrick Stockton LLP
                  1100 Peachtree Street, Suite 2800
                  Atlanta, GA 30309-4530
                  Attention:  David A. Stockton, Esq.

To the Executive: David N. Gill
                  Interland, Inc.
                  101 Marietta Street, 2nd Fl.
                  Atlanta, GA 30303

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.


         18. Provisions Severable. Rights and restrictions in this Agreement may be exercised and are applicable only to the extent they do not violate any applicable laws, and are intended to be limited to the extent necessary so they will not render this Agreement illegal, invalid, or unenforceable. If any term shall be held illegal, invalid, or unenforceable by a court of competent jurisdiction, the remaining terms shall remain in full force and effect. This Agreement does not in any way limit Company's rights under the laws of unfair competition, trade secret, copyright, patent, trademark or any other applicable law(s), which are in addition to rights under this Agreement. The existence of a claim by Executive, whether predicated on this Agreement or otherwise, shall not constitute a defense to Company's enforcement of this Agreement.


         19. Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.


         20. Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both parties hereto.


         21. Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and Executive's employment with the Company. This Agreement supersedes all prior negotiations, discussions, agreements and undertakings, both written and oral, among the parties hereto, with respect to Executive's terms and conditions of employment with the Company. This Agreement may not be enlarged, modified or altered except in a writing signed by the parties as provided in Section 20 hereof.


         22. Governing Law. The validity and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia. Each party irrevocably (a) consents to the exclusive jurisdiction and venue of the courts of Fulton County, State and federal courts in the Northern District of Georgia, in any action arising under or relating to this Agreement, and (b) waives any jurisdictional defenses (including personal jurisdiction and venue) to any such action.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                        EXECUTIVE:

                                        /s/ David N. Gill
                                        --------------------------------------
                                        David N. Gill

                                        COMPANY:
                                        INTERLAND, INC.

                                        By:  /s/ Kenneth Gavranovic
                                           -----------------------------------
                                           Kenneth Gavranovic
                                           President & Chief Executive Officer


                         [ANNEX CONTINUES ON NEXT PAGE]

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                                      ANNEX
                                       TO
                     NONCOMPETITION PROVISIONS OF SECTION 8
                             OF EMPLOYMENT AGREEMENT



Name of Employee: David N. Gill

Title: Executive Vice President and Chief Financial Officer

Description of Services: financial management and accounting services as chief financial officer

Date of Agreement: February 16, 2000

                                       18